EXHIBIT 10.5.8

SEVENTH AMENDMENT TO CREDIT AGREEMENT

THIS SEVENTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of October 6, 2011 (the “Signature Date”) to be effective as of September 8, 2011 (the “Effective Date”), by and among TWINLAB CORPORATION, a Delaware corporation (“Borrower”), IDEA SPHERE INC., a Michigan corporation (“Parent”), and FIFTH THIRD BANK, an Ohio banking corporation and successor by merger to Fifth Third Bank, a Michigan banking corporation (“Lender”), is as follows:

Preliminary Statements

A.           Borrower, Parent and Lender are parties to a Credit Agreement dated as of January 7, 2008, as amended by the First Amendment to Credit Agreement and Amendment to Loan Documents dated as of December 2, 2008, the Second Amendment to Credit Agreement dated to be effective as of January 2, 2009, the Third Amendment to Credit Agreement dated to be effective as of May 8, 2009, the Forbearance and Reaffirmation Agreement and Amendment to Loan Documents dated to be effective as of September 8, 2009, the First Amendment to Forbearance and Reaffirmation Agreement and Amendment to Loan Documents dated to be effective as of November 8, 2009, the Fourth Amendment to Credit Agreement dated to be effective as of March 8, 2010, the Fifth Amendment to Credit Agreement dated to be effective as of December 31, 2010 and the Sixth Amendment to Credit Agreement dated to be effective as of June 8, 2011 (such Credit Agreement, as heretofore amended, being the “Credit Agreement”).  Capitalized terms which are used, but not defined, in this Amendment will have the meanings given to them in the Credit Agreement.

B.           The Loan Parties have requested that Lender: (i) amend the Credit Agreement and other Loan Documents to extend the stated Termination Date to July 8, 2013; (ii) waive the Current Defaults (as defined in Section 2.1); and (iii) make certain other amendments to the Credit Agreement and certain of the other Loan Documents, all as more specifically set forth herein.  Lender is willing to consent to such requests and to amend the Credit Agreement and the other Loan Documents to reflect such modifications, all on the terms, and subject to the conditions, of this Amendment.

Statement of Agreement

In consideration of the mutual covenants and agreements set forth in this Amendment, and for other good and valuable consideration, Lender, Parent and Borrower hereby agree as follows:

1.           Amendments to Credit Agreement.  Subject to the satisfaction of the conditions of this Amendment, the Credit Agreement is hereby amended as follows:

1.1           Section 1.1 of the Credit Agreement is hereby amended by the addition of the following new definitions, in their proper alphabetical orders, to provide in their respective entireties as follows:

“Cole Water Property” means the real estate and improvements thereon located in Miami County, Indiana, commonly known as 51 Strawtown Pike, Peru, Indiana.

“Mortgaged Property” means the “Trust Estate”, as defined in the Mortgage.

“Seventh Amendment” means the Seventh Amendment to Credit Agreement dated to be effective as of September 8, 2011, among Borrower, Parent, and Lender.

“Seventh Amendment LaSalle Consent Letter” has the meaning given in Section 4.6 of the Seventh Amendment.

1.2           The following definitions in Section 1.1 of the Credit Agreement are hereby amended in their entireties by substituting the following in their respective places:

“Borrowing Base” means, as of the relevant date of determination, the sum of:

(a)           70% (subject to Section 2.1(e)) of the then net amount of Eligible Accounts (i.e., less sales, excise or similar taxes, and less returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed);

plus           (b)           the lesser of: (i) $12,000,000 (subject to Section 2.1(e)); and (ii) the sum of: (A) 30% (subject to Section 2.1(e)) of the then net amount of Raw Materials which are Eligible Inventory, (B) 55% (subject to Section 2.1(e)) of the then net amount of Finished Goods which are Eligible Inventory, and (C) 50% (subject to Section 2.1(e)) of the then net amount of Semi-Finished Goods which are Eligible Inventory; and

less           (c)           all then Borrowing Base Reserves.

“Curable Financial Covenant” means the Fixed Charge Coverage Ratio under Section 5.10.

“Default Rate” means the applicable rates of interest set forth in the applicable Note plus an additional 2.0% per annum.  Lender agrees that if an Event of Default occurs solely as a result of the death of an Individual Guarantor, Lender will not, so long as no other Event of Default exists, impose the Default Rate until the date that is 30 days after the date of such Event of Default.  Lender agrees that if an Event of Default occurs solely as a result of a Fixed Charge Coverage Ratio violation, Lender will not, so long as no other Event of Default exists, impose the Default Rate based upon such Event of Default so long as Capital Contribution Payments are made within 10 Business Days after such violation in compliance with the Capital Contribution Agreement; provided that if such Capital Contribution Payments are not made within 10 Business Days after such violation in compliance with the Capital Contribution Agreement, Lender may, in addition to its other rights and remedies pursuant to this Agreement and the other Loan Documents, impose the Default Rate on and after the date of the Test Period of such Fixed Charge Coverage Ratio violation.

“EBITDA” means, for any period, the total (without duplication) in Dollars of (all as determined in accordance with GAAP on a consolidated basis): (a) Net Income, plus (b) the aggregate amount of Loan Parties’ depreciation and amortization expense for the applicable period to the extent deducted in the determination of Net Income, plus (c) the aggregate amount of Loan Parties’ interest expense for the applicable period to the extent deducted in the determination of Net Income, plus (d) the aggregate amount of Loan Parties’ income and franchise tax expense for the applicable period to the extent deducted in the determination of Net Income, and plus (e) any non-cash loss incurred during the applicable period arising from the sale or other disposition of the Cole Water Property to the extent deducted in the determination of Net Income.  For purposes of determining EBITDA, “Net Income” will be determined exclusive of any amounts, during such period, attributable to: (i) any upward inventory adjustments except to the extent of an upward inventory adjustment as certified by Loan Parties’ independent certified public accountants under GAAP as part of preparing Loan Parties’ annual audited Financial Statements and for which Lender is given notice of the amount thereof; (ii) any gain arising from the sale of capital assets; (iii) any gain arising from the write-up of any assets; (iv) any extraordinary gains and items of income; (v) any gains recognized by a Loan Party as earnings which relate to adjustments made by a Loan Party as a result of any extraordinary accounting adjustment; and (vi) any other non-operating, non-recurring gains.

“Fixed Charges” means, for the applicable Test Period, the total (without duplication), in Dollars, of (all as determined on a consolidated basis in accordance with GAAP): (a) the principal amount of Loan Parties’ consolidated long-term debt and obligations, in each case, paid during the applicable Test Period (other than the Seventh Amendment Fifth Third Shareholder Loans Paydown (as defined in the Seventh Amendment) and other scheduled principal payments, if any, on the Fifth Third Shareholder Loans, the Term Loan A Prepayment (as defined in the Fifth Amendment), the Term Loan B Prepayment (as defined in the Fifth Amendment), the Additional Term Loan B Prepayment (as defined in the Fifth Amendment), any Cole Water Mandatory Prepayment (as defined in the Seventh Amendment), and any Mortgaged Property Mandatory Prepayment (as defined in the Seventh Amendment)); (b) the principal portion of Loan Parties’ aggregate consolidated Capitalized Lease Obligations paid during the applicable Test Period; (c) Loan Parties’ aggregate consolidated cash payments of interest during the applicable Test Period (including interest paid on the Obligations, the Fifth Third Shareholder Loans, the Alticor Note, the Owner/Affiliate Subordinated Debt, the LaSalle Debt, the Capitalized Lease Obligations and any other Indebtedness for the applicable Test Period); (d) Loan Parties’ aggregate consolidated cash payments of income and franchise taxes during such Test Period (whether or not in the form of Tax Distributions); (e) dividends and distributions paid by Parent to its shareholders for such Test Period (provided that nothing herein shall be deemed to allow any such dividends and distributions unless expressly permitted under Section 5.6); and (f) the principal amount of the Suspended Term Loan B Payments during the applicable Test Period.

“LaSalle” means Bank of America, N.A., successor by merger to LaSalle Bank Midwest National Association and its successors and assigns.

“LaSalle Debt” means (a) the Indebtedness evidenced by the LaSalle Loan Agreement, the LaSalle Debt Notes and (b) all other LaSalle Obligations (as defined in the LaSalle Intercreditor Agreement), all as now exist or may, after the date of this Agreement, be renewed, extended, consolidated, adjusted or increased subject to Section 5.2 and any Refinancing Debt with respect thereto.

“LaSalle Debt Default” means any of the following (or any combination of the following): (a) the occurrence and continuance of a default or breach by Borrower and/or, as applicable, any other Loan Party of or under any of the LaSalle Debt Documents, after the lapse of any applicable notice and cure periods, that would permit any LaSalle to accelerate the maturity of the LaSalle Debt, (b) the maturity of any of the LaSalle Loan Agreement or the LaSalle Debt Notes or (c) any acceleration of any of the LaSalle Debt.

“LaSalle Debt Documents” means, collectively, (a) the LaSalle Loan Agreement, (b) the LaSalle Debt Notes, and (c) the other LaSalle Obligations Documents (as defined in the LaSalle Intercreditor Agreement) and any other document, instrument or agreement evidencing the LaSalle Debt, as any or all of the foregoing documents, instruments, and agreements are now in effect or, subject to Section 5.2, as at any time after the date of this Agreement amended, modified, supplemented, restated, renewed, extended, or otherwise changed and any documents, instruments, or agreements given, subject to Section 5.2, in substitution of any of them (including in connection with any Refinancing Debt with respect thereto).

“LaSalle Debt Notes” means any promissory notes evidencing the LaSalle Debt.

“LaSalle Loan Agreement” means that certain Loan Agreement, having an effective date of October 1, 2011, among Borrower, LaSalle, David Van Andel, William W. Nicholson and Mark A. Fox.

“LaSalle Consent Letter” means each of, and collectively, (a) that certain Consent Letter Regarding Monthly Principal Payments dated as of March 28, 2011 made by Lender and accepted by LaSalle and Borrower; (b) that certain Consent Letter Regarding Monthly Principal Payments dated as of August 30, 2011 made by Lender and accepted by LaSalle and Borrower; (c) the Seventh Amendment LaSalle Consent Letter, and (d) each other Consent Letter Regarding Monthly Principal Payments, if any, dated  on or after October 1, 2011 made by Lender and accepted by LaSalle and Borrower.

1.3           Each reference to “September 8, 2011” in the definition of “Termination Date” in Section 1.1 of the Credit Agreement is hereby amended by substituting a reference to “July 8, 2013” for such reference to “September 8, 2011” where “September 8, 2011” appears therein.

1.4           Clause (g) of the definition of “Refinancing Debt” in Section 1.1 of the Credit Agreement is hereby amended in its entirety by substituting the following in its place:

(g)           Loan Parties are in compliance with the Financial Covenants, on a pro forma basis, after giving effect to the incurrence of such Refinancing Debt and the scheduled repayment of the Indebtedness being Refinanced.  To determine whether there is pro forma compliance with the Financial Covenants, Parent will, on a pro forma basis, provide a worksheet to Lender at least 10 days before incurring such Refinancing Debt, which (i) restates the Financial Statements received by Lender for the Fiscal Quarter or the Fiscal Year, as applicable, ended most closely before the date such Refinancing Debt is proposed to be incurred as if the proposed Refinancing Debt had been made, and the Indebtedness had been Refinanced, at the beginning of the applicable Test Period and (ii) calculates the Fixed Charge Coverage Ratio under Section 5.10 taking into account such proposed Refinancing Debt as if the proposed Refinancing Debt had been made, and the Indebtedness had been refinanced, at the beginning of the applicable Test Period.

1.5           Section 1.1 of the Credit Agreement is hereby amended by the deletion of the definition of “Tangible Net Worth”, such definition to be omitted in its entirety therefrom.

1.6           Section 2.1(c) of the Credit Agreement is hereby amended in its entirety by substituting the following in its place:

(c)           On the Signature Date (as defined in the Seventh Amendment), Borrower shall execute and deliver to Lender an Amended and Restated Revolving Credit Promissory Note in the form of Exhibit 2.1 to the Seventh Amendment (as amended and restated, the “Revolving Note”), dated to be effective as of the Effective Date (as defined in the Seventh Amendment), in the principal amount of the Revolving Commitment, and bearing interest at such rates, and payable upon such terms, as specified in the Revolving Note.  Subject to compliance with the applicable provisions of Section 6.4(b) and the Revolving Note, Borrower may prepay the Revolving Loans in whole or part at any time without premium or penalty.

1.7           Section 2.1(e)(i) of the Credit Agreement is hereby amended in its entirety by substituting the following in its place:

(e)(i)           Borrower acknowledges that Lender, from time to time, may do any one or more of the following in its discretion exercised in good faith: (A) decrease the dollar limits on outstanding advances against the Borrowing Base or applicable to the Eligible Inventory advance sublimits or (B) decrease the Eligible Inventory and the Eligible Accounts advance rates if one or more of the following events occur or conditions exist: (1) an Event of Default has occurred and is continuing; (2) with regard to the Eligible Accounts advance rate, (I) the dilution percentage (“Dilution Percentage”) with respect to Borrower’s Eligible Accounts (i.e., reductions in the amount of Accounts because of returns, discounts, price adjustments, credit memoranda, credits, allowances and other offsets, and any other Contras (to the extent that Borrower’s customer and Borrower do not exchange payments to settle the Contra)) increases above 20%, and if such Dilution Percentage, as of any date of determination by Lender (“Dilution Determination Date”) increases above 20%, the advance rate against Eligible Accounts will reduce (effective with the next delivery of the Borrowing Base Certificate to Lender) 1% for each 1% (or fraction thereof) increase in the Dilution Percentage above 20%, (II) the percentage of accounts receivable which are 90 days or more past the date of the original invoices applicable thereto increases, in comparison to the percentage of accounts receivable which are within 90 days from the date of the original invoices applicable thereto, by an amount which Lender, in good faith, determines is material, or (III) any material adverse change occurs, determined by Lender in good faith, from the Closing Date in respect of the credit rating or credit quality of Borrower’s account debtors taken as a whole; or (3) with respect to the Eligible Inventory advance rate, there occurs a material change, as determined by Lender in its discretion, in the type, quantity, or quality of Borrower’s Eligible Inventory, taken as a whole, as compared to the type, quantity, or quality of Borrower’s Eligible Inventory on the Closing Date, including, without limitation, a material change, as determined by Lender in its discretion, in the Net Orderly Liquidation Value of Borrower’s Inventory established by the most recent appraisal received and approved by Lender in accordance with Section 4.2.

1.8           Section 2.2(d) of the Credit Agreement is hereby amended in its entirety by substituting the following in its place:

(d)           On the Signature Date (as defined in the Seventh Amendment), Borrower shall execute and deliver to Lender an Amended and Restated Term Promissory Note in the form of Exhibit 2.2(d) to the Seventh Amendment (as amended and restated, the “Term Loan B Note”), dated to be effective as of the Effective Date (as defined in the Seventh Amendment), in the original principal amount of Term Loan B as of the Signature Date (as defined in the Seventh Amendment), and bearing interest at such rates, and payable upon such terms, as specified in the Term Loan B Note.

1.9           Section 4.3(g) of the Credit Agreement is hereby amended in its entirety by substituting the following in its place:

(g)
By no later than the 20th day after the end of each calendar month, or sooner if available and more frequently if Lender shall require or Borrower shall so elect: (A) monthly agings of Accounts, broken down by invoice date, in each case reconciled to the Borrowing Base Certificate for the end of such month and Borrower’s general ledger, and setting forth any changes in the reserves made for bad debts or any extensions of the maturity of, any refinancing of, or any other material changes in the terms of any Accounts, together with such further information with respect thereto as Lender may require; and (B) monthly agings of accounts payable owing each Loan Party listed by invoice date, in each case reconciled to Loan Parties’ general ledger for the end of such month, together with such further information with respect thereto as Lender may require (including a report summarizing, with respect to each vendor, the current payment plan structure, shipping status, and the date and amount of the most recent payment made to such vendor);

1.10           Section 5.12 of the Credit Agreement is hereby amended in its entirety by substituting the following in its place:

5.12           [Intentionally Omitted].

1.11           Section 6.6 of the Credit Agreement is hereby amended in its entirety by substituting the following in its place:

6.6           Capital Contribution Payments.  In the event that there is an Event of Default under the Curable Financial Covenant (and there is no other Event of Default then in existence), Borrower may cure such Event of Default if (a) Capital Contribution Payments are made in strict compliance with the terms of the Capital Contribution Agreement and (b) Lender receives Capital Contribution Payments, in cash, in an amount sufficient, if treated as being EBITDA for the applicable Test Period, to cause compliance with the Fixed Charge Coverage Ratio.  For purposes of calculating the Fixed Charge Coverage Ratio with respect to all applicable Test Periods, EBITDA, solely for purposes of the Fixed Charge Coverage Ratio under Section 5.10, shall be deemed to include the amount of Capital Contribution Payments that were received by Lender in accordance with this Section 6.6 as if such Capital Contribution Payments were made in the Test Period for which there was an Event of Default under Section 5.10 that gave rise to the requirement to make the applicable Capital Contribution Payments.

1.12           Exhibit 4.3(d) of the Credit Agreement is hereby amended in its entirety by substituting the document attached hereto as Exhibit 4.3(d) in its place.  Exhibit 4.3(f) of the Credit Agreement is hereby amended in its entirety by substituting the document attached hereto as Exhibit 4.3(f) in its place.

2.           Waiver of Current Defaults; Suspension of Fifth Third Shareholder Loan Reserve.

2.1           Waiver of Current Defaults.  As previously communicated by Lender in that certain letter dated September 1, 2011 from Lender to Borrower and the other parties thereto (the “Reservation of Rights Letter”), and based upon financial and other information submitted by Borrower to Lender, Borrower and Parent acknowledge that the following Events of Default have occurred and continue to exist as of the Signature Date (collectively, the “Current Defaults”): the Financial Covenant Default, the Capital Contribution Default, and the Credit Agreement Cross-Default (as each is defined in the Reservation of Rights Letter).  Lender hereby waives the Current Defaults for the specific periods and occurrences indicated.  The waiver provided in this Section 2.1, either alone or together with other waivers which Lender may give from time to time, shall not, by course of dealing, implication or otherwise: (a) obligate Lender to waive any Event of Default, whether past, present, or future, other than the Current Defaults, (b) constitute or be deemed to be a modification or amendment of the Credit Agreement or any of the other Loan Documents, or (c) reduce, restrict or in any way affect the discretion of Lender in considering any future waiver requested by Borrower.

2.2           Suspension of Fifth Third Shareholder Loan Reserve.  Notwithstanding anything to the contrary in the Loan Documents, the implementation of the Fifth Third Shareholder Loan Reserve under the Borrowing Base is hereby suspended at all times on and after the Signature Date, and the Fifth Third Shareholder Loan Reserve in effect as of the Signature Date will be released on the Signature Date.

3.           Additional Covenants.

3.1           FTWM Debt Payment.  On or before the date that is 30 days from the Signature Date, Borrower shall pay to Lender an amount equal to $25,000,000 for application against the outstanding principal balance of the Fifth Third Shareholder Loans (the “Seventh Amendment Fifth Third Shareholder Loans Paydown”).

3.2           Preferred Stock.  On or before the date that is 30 days from the Signature Date, Borrower shall execute and deliver to Lender, or cause to be executed and delivered to Lender, as applicable, all in form and substance (and on terms and conditions) satisfactory to Lender in its sole discretion (collectively, the “Preferred Stock Documents”): (a) all documents, instruments and agreements executed and delivered by Borrower or any other Person in connection with Borrower’s issuance of preferred stock, and (b) all other documents, instruments and agreements deemed necessary or desirable by Lender in connection with any of the foregoing.

3.3           Application of Net Proceeds from Mortgaged Property. Notwithstanding anything to the contrary in the Credit Agreement, any other Loan Document, or any Fifth Third Shareholder Loan Document, with respect to any mandatory prepayment described in Section 2.2(g)(i) of the Credit Agreement arising out of a sale or other disposition of all or any portion of the Mortgaged Property (a “Mortgaged Property Mandatory Prepayment”), the Net Proceeds of any such Mortgaged Property Mandatory Prepayment shall, absent the occurrence and continuance of an Event of Default (in which case it shall be applied in the order and manner determined by Lender), be applied as follows:

(i)           first, 100% of such Net Proceeds shall be applied to the remaining installments of principal under the Term Loan B Note, in the inverse order of maturity, until Term Loan B has been paid in full;

(ii)           second, at any time after Term Loan B shall have been repaid in full, (a) 90% of any such remaining Net Proceeds shall be applied to the then outstanding principal balance of the Revolving Loans and (b) 10% of any such remaining Net Proceeds shall be applied to the remaining installments of principal under the Fifth Third Shareholder Loans, in the inverse order of maturity (or, if no periodic installments of principal are then scheduled under the Fifth Third Shareholder Loans, to the then outstanding principal balance of the Fifth Third Shareholder Loans), in each case until the Fifth Third Shareholder Loans have been paid in full (and in any case under the foregoing clause (a) or (b) above, any Net Proceeds remaining after the application set forth in such clause (a) or (b), as applicable, shall be applied as set forth in the other clause (a) or (b), as applicable);

(iii)           third, at any time after the Fifth Third Shareholder Loans and the Revolving Loans shall have been repaid in full, any remaining Net Proceeds shall be applied to cash collateralize any outstanding Letter of Credit Obligations; and

(iv)           fourth, after all Letter of Credit Obligations are fully cash collateralized, if any, any remaining Net Proceeds shall be applied in repayment of any of the other Obligations then due and payable.  Nothing in this Section 3.3 shall be construed to constitute Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.  No partial prepayment under Section 2.2 of the Credit Agreement or under this Section 3.3 will change the due dates or the amount of the scheduled principal payments otherwise required by the Term Loan B Note, the Fifth Third Shareholder Loan Documents, the Credit Agreement, this Amendment (including, without limitation, the Seventh Amendment Fifth Third Shareholder Loans Paydown, as it respects the Fifth Third Shareholder Loans), or any other Loan Document.

3.4           Application of Net Proceeds from Cole Water Property. Notwithstanding anything to the contrary in the Credit Agreement, any other Loan Document, or any Fifth Third Shareholder Loan Document, with respect to any mandatory prepayment described in Section 2.2(g)(i) of the Credit Agreement arising out of a sale or other disposition of all or any portion of the Cole Water Property (a “Cole Water Mandatory Prepayment”), the Net Proceeds of any such Cole Water Mandatory Prepayment shall, absent the occurrence and continuance of an Event of Default (in which case it shall be applied in the order and manner determined by Lender), be applied as follows:

(i)           first, (a) 90% of such Net Proceeds shall be applied to the then outstanding principal balance of the Revolving Loans and (b) 10% of such Net Proceeds shall be applied first to the remaining installments of principal under the Term Loan B Note, in the inverse order of maturity, until Term Loan B has been paid in full, then to the remaining installments of principal under the Fifth Third Shareholder Loans, in the inverse order of maturity (or, if no periodic installments of principal are then scheduled under the Fifth Third Shareholder Loans, to the then outstanding principal balance of the Fifth Third Shareholder Loans), in each case until the Fifth Third Shareholder Loans have been paid in full (and in any case under the foregoing clause (a) or (b) above, any Net Proceeds remaining after the application set forth in such clause (a) or (b), as applicable, shall be applied as set forth in the other clause (a) or (b), as applicable);

(ii)           second, at any time after the Fifth Third Shareholder Loans and the Revolving Loans shall have been repaid in full, any remaining Net Proceeds shall be applied to cash collateralize any outstanding Letter of Credit Obligations; and

(iii)           third, at any time after the Fifth Third Shareholder Loans and the Revolving Loans shall have been repaid in full, any remaining Net Proceeds shall be applied in repayment of any of the other Obligations then due and payable.  Nothing in this Section 3.3 shall be construed to constitute Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.  No partial prepayment under Section 2.2 of the Credit Agreement or under this Section 3.3 will change the due dates or the amount of the scheduled principal payments otherwise required by the Term Loan B Note, the Fifth Third Shareholder Loan Documents, the Credit Agreement, this Amendment (including, without limitation, the Seventh Amendment Fifth Third Shareholder Loans Paydown, as it respects the Fifth Third Shareholder Loans), or any other Loan Document.

3.5           Default of Additional Covenants.  Without limiting any other term or provision of this Amendment or any other Loan Document, Borrower and Parent acknowledge that failure to comply with the covenants and obligations set forth in this Section 3 will constitute an immediate Event of Default under the Credit Agreement and other Loan Documents.

4.           Conditions Precedent.  On or prior to the time and date that Lender executes this Amendment, and as a condition to the effectiveness of this Amendment, each of the following conditions precedent shall have been satisfied in the sole judgment of Lender:

4.1           Other Documents.  With the signing of this Amendment, and as a condition of this Amendment, Borrower will deliver to Lender: (a) an Amended and Restated Revolving Credit Promissory Note in the form of Exhibit 2.1 attached to this Amendment (the “Amended and Restated Revolving Note”); (b) an Amended and Restated Term Promissory Note in the form of Exhibit 2.2(d) attached to this Amendment (the “Amended and Restated Term Loan B Note”); (c) evidence, in form and substance satisfactory to Lender in its sole discretion, that this Amendment, the other Amendment Documents (as defined below), and the transactions contemplated hereby and thereby were duly authorized by the Board of Directors of Borrower; (d) evidence, in form and substance satisfactory to Lender in its sole discretion, that the Reaffirmation of Guaranty and Security (as referenced in Section 4.2) and the transactions contemplated thereby were duly authorized by the Board of Directors or Members, as applicable, of each Loan Party (other than Borrower); and (e) all other documents, instruments and agreements, in form and substance satisfactory to Lender in its sole discretion, deemed necessary or desirable by Lender to effect the amendments to Borrower’s credit facilities with Lender contemplated by this Amendment.

4.2           Reaffirmation of Guaranty and Security; Reaffirmation of Individual Guaranties; Reaffirmation and Amendment of Capital Contribution Agreement.  As a condition of this Amendment, Borrower and Parent shall cause (a) each of the Loan Parties (other than Borrower) to execute the Reaffirmation of Guaranty and Security below, (b) each of the Individual Guarantors (other than Mark A. Fox) to execute the Reaffirmation of Individual Guaranties below, and (c) each of the Contributors (other than Mark A. Fox) to execute the Reaffirmation and Amendment of Capital Contribution Agreement below.

4.3           Reaffirmation of Subordination.  As a condition of this Amendment, Borrower and Parent shall cause each of the Owner/Affiliate Subordinated Creditors (other than Mark A. Fox) to execute the Reaffirmation of Subordination below.

4.4           Reaffirmation of Acknowledgment to Intercreditor Agreement.  As a condition of this Amendment, Borrower and Parent shall cause each of the applicable parties party thereto to execute the Reaffirmation of Acknowledgment to Intercreditor Agreement below.

4.5           Fifth Third Shareholder Loan Documents.  Borrower shall execute and deliver, or cause to be executed and delivered, to Lender, all in form and substance satisfactory to Lender: (a) an Amended, Restated, and Consolidated Draw Loan Note and Agreement with respect to the existing Fifth Third Shareholder Loans (the “Fifth Third Shareholder Loan Note”) and (b) all other documents, instruments and agreements deemed necessary or desirable by Lender to effect the amendments to the Fifth Third Shareholder Loans contemplated by the Fifth Third Shareholder Loan Note (collectively with the Fifth Third Shareholder Loan Note, the “Shareholder Note Documents”).

4.6           Seventh Amendment LaSalle Consent Letter. As a condition of this Amendment, Borrower and Parent shall execute and deliver to Lender, and shall cause LaSalle to execute and deliver to Lender, that certain Consent Letter Regarding Monthly Principal Payments and Retention by Fifth Third of $25,000,000 Payment dated as of the October 1, 2011 made by Lender and accepted by LaSalle and Borrower (the “Seventh Amendment LaSalle Consent Letter”), in form and substance acceptable to Lender, and including, among other things, LaSalle’s consent to the application of the Seventh Amendment Fifth Third Shareholder Loan Paydown in accordance with this Amendment.

5.           Reaffirmation of Security.  Borrower, Parent and Lender hereby expressly intend that this Amendment shall not in any manner (a) constitute the refinancing, refunding, payment or extinguishment of the Obligations evidenced by the existing Loan Documents; (b) be deemed to evidence a novation of the outstanding balance of the Obligations; or (c) affect, replace, impair, or extinguish the creation, attachment, perfection or priority of the Liens on the Loan Collateral granted pursuant to any Security Document evidencing, governing or creating a Lien on the Loan Collateral.  Each of Borrower and Parent ratifies and reaffirms any and all grants of Liens to Lender on the Loan Collateral as security for the Obligations, and each of Borrower and Parent acknowledges and confirms that the grants of the Liens to Lender on the Loan Collateral: (i) represent continuing Liens on all of the Loan Collateral, (ii) secure all of the Obligations, and (iii) represent valid, first and best Liens on all of the Loan Collateral except to the extent of any Permitted Liens.

           6.           Representations.  To induce Lender to accept this Amendment, each of Borrower  and Parent hereby represents and warrants to Lender as follows:

                      6.1           Each of Borrower and Parent has full power and authority to enter into, and to perform its obligations under, as applicable, this Amendment, the Amended and Restated Revolving Note, the Amended and Restated Term Loan B Note, the Shareholder Note Documents, the Seventh Amendment LaSalle Consent Letter and the other Loan Documents being executed and/or delivered in connection herewith (collectively, the “Amendment Documents”) and the execution and delivery of, and the performance of its obligations under and arising out of, the applicable Amendment Documents have been duly authorized by all necessary corporate action.

                      6.2           Each Amendment Document, as applicable, constitutes the legal, valid and binding obligations of Borrower and Parent, as applicable, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally.

6.3           No Event of Default has occurred and is continuing under the Credit Agreement, other than the Current Defaults.

           7.           Costs and Expenses; Fee.  As a condition of this Amendment, (a) Borrower will pay to Lender an amendment fee of $200,000, payable in full on the Signature Date; such fee, when paid, will be fully earned and non-refundable under all circumstances, and (b) Borrower will pay and reimburse Lender, promptly upon Lender’s request, for the costs and expenses incurred by Lender in connection with this Amendment and the transactions contemplated hereby, including, without limitation, reasonable attorneys’ fees.

8.           Entire Agreement.  This Amendment, together with the other Loan Documents, sets forth the entire agreement of the parties with respect to the subject matter of this Amendment and supersedes all previous understandings, written or oral, in respect of this Amendment; provided that nothing herein or in any of the Loan Documents shall be construed to supersede, or to have merged into, any of the Fifth Third Shareholder Loan Documents, all of which will remain in full force and effect.

           9.           Release.  Each of Borrower and Parent, on such Loan Party’s behalf and, as applicable, on behalf of such Loan Party’s officers, directors, members, managers, shareholders, administrators, heirs, legal representatives, beneficiaries, affiliates, subsidiaries, successors and assigns, hereby represents and warrants that such Loan Party has no claims, counterclaims, setoffs, actions or causes of action, damages or liabilities of any kind or nature whatsoever, whether in law or in equity, in contract or in tort, whether now accrued or hereafter maturing (collectively, “Claims”) against Lender, its direct or indirect parent corporation or any direct or indirect affiliates of such parent corporation, or any of the foregoing’s respective directors, officers, employees, attorneys and legal representatives, or the heirs, administrators, successors or assigns of any of them (collectively, “Lender Parties”) that directly or indirectly arise out of, are based upon or are in any manner connected with any Prior Related Event.  Each of Borrower and Parent, on such Loan Party’s behalf and, as applicable, on behalf of such Loan Party’s officers, directors, members, managers, shareholders, administrators, heirs, legal representatives, beneficiaries, affiliates, subsidiaries, successors and assigns, voluntarily releases and forever discharges and indemnifies and holds harmless all Lender Parties from any and all Claims and other third-party claims that may be asserted against the Lender Parties, whether known or unknown, that directly or indirectly arise out of, are based upon or are in any manner connected with any Prior Related Event.  “Prior Related Event” means any transaction, event, circumstance, action, failure to act, occurrence of any type or sort, whether known or unknown, which occurred, existed, was taken, was permitted or begun in accordance with, pursuant to or by virtue of (a) any of the terms of this Amendment or any other Loan Document, (b) any actions, transactions, matters or circumstances related hereto or thereto, (c) the conduct of the relationship between any Lender Party and any Loan Party or other Person, or (d) any other actions or inactions by any Lender Party, all on or prior to the Signature Date.

           10.           Default.  Any default by Borrower or Parent in the performance of any of such Loan Party’s obligations under any Amendment Document shall constitute an Event of Default under the Credit Agreement.

           11.           Continuing Effect of Credit Agreement; Reaffirmation of Loan Documents.  Except as expressly amended hereby, all of the provisions of the Credit Agreement are ratified and confirmed and remain in full force and effect. The existing Loan Documents, except as amended by this Amendment or, as applicable, as amended (or amended and restated) by one of the other Amendment Documents, shall remain in full force and effect, and each of them, as applicable, is hereby ratified and confirmed by Borrower, Parent, and Lender.

           12.           One Agreement; References; Fax Signature.  The Credit Agreement, as amended by this Amendment, will be construed as one agreement.  All references in any of the Loan Documents to: (a) the Credit Agreement will be deemed to be references to the Credit Agreement as amended by this Amendment, (b) the Revolving Note will be deemed to be references to Amended and Restated Revolving Note, and (c) the Term Loan B Note will be deemed to be references to the Amended and Restated Term Loan B Note.  Any Amendment Document may be signed by facsimile signatures or other electronic delivery of an image file reflecting the execution hereof or thereof, and, if so signed: (i) may be relied on by each party as if the document were a manually signed original and (ii) will be binding on each party for all purposes.

           13.           Captions. The headings to the Sections of this Amendment have been inserted for convenience of reference only and shall in no way modify or restrict any provisions hereof or be used to construe any such provisions.

           14.           Counterparts.  This Amendment may be executed in multiple counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

           15.           Governing Law; Severability.  This Amendment shall be governed by and construed in accordance with the internal laws of the State of Ohio (without regard to Ohio conflicts of law principles). If any term of this Amendment is found invalid under Ohio law or laws of mandatory application by a court of competent jurisdiction, the invalid term will be considered excluded from this Amendment and will not invalidate the remaining terms of this Amendment.

16.           Joint Obligations.  The obligations of Borrower and Parent under this Amendment and, as applicable, the other Loan Documents are joint, several and primary.  No Loan Party will be or be deemed to be an accommodation party with respect to any of the Loan Documents.

17.           WAIVER OF JURY TRIAL. BORROWER, PARENT, AND LENDER EACH WAIVE TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS AMENDMENT, ANY OF THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

18.           Acknowledgments Regarding Mark A. Fox, etc. Borrower, Parent and Lender hereby acknowledge and agree that: (a) Mark A. Fox is not executing the Reaffirmation of Individual Guaranties required to be executed by the Individual Guarantors (other than Mark A. Fox) pursuant to this Amendment; (b) Mark A. Fox is not executing the Reaffirmation and Amendment of Capital Contribution Agreement required to be executed by the Contributors (other than Mark A. Fox) pursuant to this Amendment; (c) Mark A. Fox is not executing the Reaffirmation of Subordination required to be executed by the Owner Affiliate/Subordinated Creditors (other than Mark A. Fox) pursuant to this Amendment; (d) none of Anthony Robbins, Peter Lusk, or Mark A. Fox  is executing the Reaffirmation of Acknowledgment to Intercreditor Agreement required to the executed by the parties thereto pursuant to this Amendment; (e) none of Borrower, Parent, or any other Person is released from his or its obligations under any Loan Document by reason of any of the foregoing; and (f) nothing herein is intended, or shall be construed, to release any of Anthony Robbins, Peter Lusk, or Mark A. Fox from his respective obligations under any of such Loan Documents, as applicable.

19.           Consent to Cole Water Property.  Lender hereby consents, without recourse, representation or warranty, to the sale by Borrower of the real estate and improvements thereon located in Miami County, Indiana, commonly known as 51 Strawtown Pike, Peru, Indiana.  This consent either alone or together with other consents which Lender may give from time to time, shall not, by course of dealing, implication or otherwise, (a) obligate Lender to consent to any other sales of Loan Collateral, in each case, past, present or future, other than as specifically consented to by this Amendment or as expressly permitted by the Credit Agreement, as amended hereby, or (b) reduce, restrict or in any way affect the discretion of Lender in considering any future consent requested by Borrower.

[Signature Page Follows]

           IN WITNESS WHEREOF, Borrower, Parent and Lender have executed this Amendment by their duly authorized officers on the Signature Date to be effective as of the Effective Date.

TWINLAB CORPORATION
IDEA SPHERE INC.

By:   /S/ Thomas A. Tolworthy
Thomas A. Tolworthy, President and CEO

FIFTH THIRD BANK

By:   /S/ Thomas A. Tolworthy
Andrew P. Hanson, Vice President

SIGNATURE PAGE TO
SEVENTH AMENDMENT TO CREDIT AGREEMENT